UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Viatel, Inc.
   685 Third Avenue
   New York, New York  10017
2. Date of Event Requiring Statement (Month/Day/Year)
   08/27/1999
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Destia Communications, Inc.
   DEST
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock, $0.01 par value per share    |19,581,184            |I               |(1)                                            |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Explanation of Responses:
(1) In connection with Viatel Inc.'s announced acquisition of Destia Communications, Inc. (the "Issuer"), Viatel executed three separate stockholder agreements with existing stockholders of the Issuer under the terms of which these stockholders granted Viatel, Inc. the right to direct the voting of Issuer shares held by said stockholders. A copy of each of these stockholder agreements have been filed by Viatel as an exhibit to its Current
Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 1999.
SIGNATURE OF REPORTING PERSON
/s/ Allan Shaw
Chief Financial Officer
DATE
September 7, 1999